Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) 33.30029520-8

PUBLICLY-HELD COMPANY

EXCERPT OF ITEMS (1), (2) and (3) FROM THE MINUTES OF THE 51ST MEETING OF

THE BOARD OF DIRECTORS

HELD ON MAY 14, 2014

In my role as a secretary of the meeting of the Board of Directors, I hereby CERTIFY that items (1), (2) and (3) the Agenda of the Minutes of the 51st Meeting of the Board of Directors of Oi S.A., held on May 14, 2014 at 5:00 p.m. at Praia de Botafogo, nº 300, 11th floor, suite 1101, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, reads as follows:

“Regarding item (1) of the Agenda, the Board Members unanimously approved the reappointment of the Board Member José Mauro Mettrau Carneiro da Cunha to perform the duties of Chairman of the Company’s Board of Directors.”

“Regarding item (2) of the Agenda, Mr. Bayard De Paoli Gontijo presented the Company’s results for the first quarter of 2014 and related matters, clarifying the issues raised by the Board Members, having been informed that the disclosure should occur on the present date, after the closing of the trading session.”

“Regarding item (3) of the Agenda, Mrs. Maria Gabriela Campos da Silva Menezes Côrtes presented a proposal for the reappointment of the current members of the Company’s Board of Directors, given the end of the current term. Therefore, the following members are reappointed to the positions of Officers of the Company, to hold office until the first meeting of the Board of Directors following the general shareholders’ meeting of 2016: (I) as Chief Executive Officer, Mr. ZEINAL ABEDIN MAHOMED BAVA, Portuguese, married, engineer, bearer of Identity Card (RNE) No. V319950-0, issued by CIMCRE/CGPMAF, registered under the individual taxpayers’ registry (CPF/MF) No. 057.368.807-92, with his business address at Rua Humberto de Campos, No. 425, 8th floor, Leblon, City of Rio de Janeiro, State of Rio de Janeiro; (II) as Chief Financial Officer and Investor Relations Officer, Mr. BAYARD DE PAOLI GONTIJO, Brazilian, married, business administrator, bearer of Identity Card (RG) No. 08.484.929-1, issued by IFP/RJ, registered under the individual taxpayers’ registry (CPF/MF) No. 023.693.697-28, resident and domiciled in the City and State of Rio de Janeiro, with his business address at Rua Humberto de Campos, No. 425, 8th floor, Leblon, City of Rio de Janeiro, State of Rio de Janeiro; (III) as Officers without specific designation, (i) Mr. EURICO DE JESUS TELES NETO, Brazilian, married, lawyer, bearer of Identity Card No. 0002709809, issued by SSP-BA, registered under the individual taxpayers’ registry (CPF/MF) No. 131.562.505-97, resident and domiciled in the City and State of Rio de Janeiro, with his business address at Rua Humberto de Campos, No. 425, 8th floor, Leblon, City of Rio de Janeiro, State of Rio de Janeiro; and (ii) Mr. JASON SANTOS INÁCIO, Portuguese, married, with a degree in marketing and management, bearer of the Portuguese passport No. L978569, valid until 12/29/2016, registered under the individual taxpayers’ registry (CPF/MF) No. 062.408.917-70, with his business address at Rua Humberto de Campos, No. 425, 8th floor, Leblon, City of Rio de Janeiro, State of Rio de Janeiro. Messrs. Zeinal Abedin Mahomed Bava,

Eurico de Jesus Teles Neto and Bayard De Paoli Gontijo signed the respective Terms of Office, on the date hereof, and Mr. Jason Santos Inácio will take office and assume its duties immediately after obtaining the approval of the Ministry of Labor and Employment – MTE (Ministério do Trabalho e Emprego). The Board Members declare that they are not involved in any of the crimes defined by law that would prevent them from performing the duties for which they were elected, in accordance with paragraphs 1 and 2 of article 147 of Law No. 6,404/76. The Board Members were approved unanimously.”

The majority of the members of the Board of Directors were present and affixed their signatures: (/s/) José Augusto da Gama Figueira (alternate); Renato Torres de Faria; Armando Galhardo N. Guerra Junior; Rafael Cardoso Cordeiro; José Valdir Ribeiro dos Reis; Alexandre Jereissati Legey; Shakhaf Wine; Cristiano Yazbek Pereira; Marcelo Almeida de Souza; Fernando Marques dos Santos; and Carlos Augusto Borges.

Rio de Janeiro, May 14, 2014.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary

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